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                                                              Exhibit 99.B(h)(9)

                              FEE WAIVER AGREEMENT

         AGREEMENT effective as of [March __], 2005 by and between Constellation Funds, a Delaware business trust (the "Trust"), and Constellation Investment Management Co., LP (the "Adviser").

         The Adviser hereby agrees to limit the "Other Expenses" at the following levels through the following dates for the following Fund:


         Fund                            Length/Type of Limitation              Other Expenses
-------------------------------------------------------------------------------------------------------------
Constellation TIP Midcap Core            Contractual waiver for the life of     0.10% (Other Expenses)
Fund - Class I Shares                    the Class
-------------------------------------------------------------------------------------------------------------
Constellation TIP Midcap Core            Contractual waiver through             0.50% (Other Expenses)
Fund - Class II Shares                   April 30, 2006
-------------------------------------------------------------------------------------------------------------


         Notwithstanding anything to the contrary in this Agreement, the Adviser may end, amend or otherwise change any voluntary waivers upon notice to the Trust and the affected shareholders.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to become effective as of the day and year first written above.

CONSTELLATION FUNDS              CONSTELLATION INVESTMENT MANAGEMENT COMPANY, LP


By:                              By:
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